UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2021

SKYLINE CHAMPION CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Indiana	001-04714	35-1038277
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

755 West Big Beaver Road, Suite 1000 Troy, MI		48084
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (248) 614-8211

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SKY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2021, Skyline Champion Corporation (the “Company”) announced that Tim Larson joined the Company in the newly created position of Chief Growth Officer of the Company effective April 19, 2021. In connection with his employment, a subsidiary of the Company entered into an employment agreement with Mr. Larson effective April 19, 2021, a copy of which is included as Exhibit 10.11 hereto. Upon the effectiveness of his appointment as an executive officer of the Company, Mr. Larson entered into the Company’s form of indemnification agreement, a copy of which is incorporated by reference to Exhibit 10.4 of the registrant’s Form 8-K filed on June 6, 2018

Pursuant to the terms of the Employment Agreement, Mr. Larson will earn a base salary of $390,000 and, based on the achievement of certain performance objectives, is eligible for an annual performance bonus with a target and maximum opportunity at 75% and 150% of his base salary, respectively.

Mr. Larson also received a one-time signing bonus of $150,000 and will receive an annual equity grant equal to 200% of his salary in accordance with the Company’s long-term incentive plan, which stock units vest on a pro-rated basis on each of the first three anniversaries of the effective date of the Employment Agreement.

If the employment of Mr. Larson is terminated other than for cause or if Mr. Larson resigns for good reason (as such terms are defined in the Employment Agreement), Mr. Larson will be entitled to receive, subject to execution of a release of claims and continued compliance with the restrictive covenants applicable to him, continued salary for a period of twelve (12) months following termination, contributions to the premium cost of his participation in group medical and dental plans for twelve (12) months following termination, and any awarded but unpaid annual bonus compensation for the fiscal year prior to the year in which termination occurs. The Employment Agreement contains certain customary restrictive covenants with respect to protection of confidential information, non-compete and non-solicit provisions, and assignment of intellectual property rights, as well as customary provisions regarding the reimbursement of business expenses.

Mr. Larson’s previous experience is set out in the attached press release.

There is no arrangement or understanding between Mr. Larson and any other person pursuant to which Mr. Larson was appointed Chief Growth Officer other than the Employment Agreement. There are no related party transactions between the Company and Mr. Larson and no family relationships between Mr. Larson and any of the other officers or directors of the Company (or persons nominated or chosen to become a director or executive officer of the Company), and there are no transactions between the Company and Mr. Larson that require disclosure under Item 404(A) of Regulation S-K.

A copy of the Company’s press release announcing Mr. Larson’s hire is filed as exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1 10.11 104

Press Release issued by Skyline Champion Corporation on May 3, 2021.

Employment Agreement by and between Champion Home Builders, Inc. and Tim Larson dated and effective May 3, 2021.

Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Skyline Champion Corporation

By:	/s/ Robert Spence
Robert Spence
Senior Vice President, General Counsel and Secretary

Date: May 3, 2021